EXHIBIT 99.1

HSN, Inc. Announces Rod Little as Chief Financial Officer

Veteran Finance Executive Has Held Senior Positions at Elizabeth Arden and Procter & Gamble

ST. PETERSBURG, Fla., Nov. 28, 2016 (GLOBE NEWSWIRE) -- Interactive multichannel retailer HSN, Inc. (NASDAQ:HSNI) announced today that Rod Little will join the company as chief financial officer.  Mr. Little comes to HSNi with significant public company expertise in the consumer products industry, having served as chief financial officer for Elizabeth Arden, Inc. as well as a variety of leadership positions with Procter & Gamble.  He will join the company on January 3, reporting to CEO Mindy Grossman.

“Rod is an accomplished finance executive with significant public company and operational expertise in the consumer products industry.  We are absolutely thrilled to have someone with his background and proven experience join the HSNi leadership team,” said Ms. Grossman.  “Rod is a focused, strategic and creative thinker – known as a motivator and collaborator.  He has the unique combination of being both bold and thoughtful in thinking and action, and I look forward to working with him as we deliver long-term growth for the company.”

Mr. Little will oversee all financial management, including accounting, financial planning and analysis, internal audit, treasury, tax, investor relations and media affiliate relations.  He will develop and implement financial strategies with a focus on maximizing profitability and supporting the company’s short-term goals and long-term vision.  He will act as a catalyst to support growth by identifying and pursuing opportunities that leverage HSNi’s distributed commerce competencies, while ensuring an efficient and effective capital structure. Mr. Little will succeed Judy Schmeling, who was named president of HSNi operating division Cornerstone Brands in August 2016, in addition to her ongoing leadership role as COO of HSN, Inc. Ms. Schmeling will work closely with Mr. Little to ensure a seamless transition.

“HSNi is a leader in direct to consumer retail, and I look forward to joining the talented executive team across its HSN and Cornerstone operating segments,” said Mr. Little. “These are both exciting and challenging times in the retail industry, which present real opportunities for a company like HSNi, with strength in digital and e-commerce and its focus on delivering innovative, differentiated retail experiences. It’s clear to me that HSNi is committed to harnessing the power of its unique platform to maximize performance and profitability.”

Most recently, he served as EVP and CFO of Elizabeth Arden, Inc., where he was instrumental in a turnaround that restored revenue growth and profitability, ultimately resulting in that public company’s sale to Revlon, Inc. As CFO, Mr. Little led the company’s global finance and IT organizations with nine VP-level direct reports and more than 200 people globally.

Prior to that, Mr. Little served as CFO for Procter & Gamble’s multi-billion dollar global salon professional division, which offered him a broad, global perspective and valuable consumer insights across a wide product portfolio. While at P&G, he was hand-picked by the CFO and President to oversee the turnaround of the multi-billion dollar global salon business. He played a broad role, leading a finance team of professionals in more than 20 countries where he had end-to-end responsibility for strategy development, business planning, financial reporting, and product development through to sales and cash collection.

Mr. Little holds a B.S. in Management from the United States Air Force Academy in Colorado Springs, Colo., and an MBA from the University of Pittsburgh in Pittsburgh, Pa.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $4 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 94 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Frontgate®, Garnet Hill®, Grandin Road® and Improvements®. Cornerstone distributes approximately 290 million catalogs annually, operates five separate digital sales sites and operates 17 retail and outlet stores.

Contacts:

Felise Glantz Kissell (Analysts/Investors)
727-872-7529
felise.kissell@hsn.net

Jill Kermes (Media)
727-872-4390
jill.kermes@hsn.net